Exhibit 99.1

Jacksonville Bancorp, Inc. Announces Closing of $50 Million Capital Raise

JACKSONVILLE, Fla., December 31 / PRNewswire — First Call/ — Jacksonville Bancorp, Inc. (Nasdaq:JAXB) (“JAXB”), the bank holding company for The Jacksonville Bank (“Bank”), today announced the closing of a $50 million capital raise led by CapGen Capital Group IV LP (“CapGen”) under a definitive amended and restated stock purchase agreement providing for the issuance of 50,000 shares of JAXB Series A Mandatorily Convertible, Noncumulative, Nonvoting, Perpetual Preferred Stock, $0.01 par value per share, to accredited investors at a purchase price of $1,000 per share. The $50 million capital raise includes the $5 million investment by CapGen previously announced by JAXB in September, and also includes investments by various JAXB directors and officers. Sandler O’Neill + Partners, L.P. acted as sole placement agent for the stock purchase transaction. The net proceeds of the offering are expected to be used primarily to support the capital of the Bank.

“Today’s capital infusion solidifies our role as the premier community bank in Jacksonville, allowing us to proactively address resolution of problem assets, and grow our franchise in the years ahead. Our capital position is strong as we look to continuing the delivery of highly personalized service to our customers, and extending our reach to individuals, professionals, and businesses in the Jacksonville market,” said Stephen C. Green, the President & Chief Executive Officer of JAXB.

Subject to certain conditions, each share of Series A Preferred Stock is expected to mandatorily convert into approximately 2,000 shares of JAXB’s voting common stock and/or a new class of nonvoting common stock at an initial conversion price of $0.50 per share (subject to certain adjustments), for a total issuance of approximately 100 million new shares of common stock upon conversion of the outstanding Series A Preferred Stock. The issuance of the common stock upon conversion of the Series A Preferred Stock is subject to approval by JAXB’s shareholders, for which JAXB expects to hold a special meeting of shareholders in early 2013. JAXB’s shareholders will also be asked to approve an increase in the authorized shares of JAXB voting common stock and the authorization of a new class of nonvoting common stock, in order to effect the conversion of the Series A Preferred Stock as contemplated in the transaction documents. Under the transaction documents, JAXB has 50 days after the closing of the transaction to obtain the required shareholder approvals, thus triggering the conversion of the Series A Preferred Stock.

Immediately prior to the closing of the capital raise, the Bank sold approximately $25.1 million of classified assets, other loans and other real estate owned for approximately $11.7 million. The asset purchaser was also an investor in the capital raise. Sandler O’Neill Mortgage Finance L.P., an affiliate of Sandler O’Neill + Partners, L.P., acted as exclusive financial advisor to JAXB in connection with the asset sale.

Important Information

Shareholders of JAXB are urged to read the proxy statement regarding the transactions when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because these will contain important information. Shareholders of JAXB will be able to obtain a free copy of the proxy statement, other SEC filings that will be incorporated by reference into the proxy statement, as well as other filings containing information about JAXB at the SEC’s Internet site (http://www.sec.gov). Shareholders of JAXB will also be able to obtain these documents, free of charge, at www.jaxbank.com.

JAXB and its directors and executive officers may be deemed to be participants in the solicitation of proxies for its shareholders in connection with the approvals sought for the transactions described herein. Information about the directors and executive officers of JAXB and their ownership of JAXB common stock is set forth in the proxy statement, dated April 2, 2012, for JAXB’s 2012 annual meeting of shareholders, as filed with the SEC.

Additional information regarding the interests of those participants and other persons who may be deemed participants in the proxy solicitation may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

The information presented above may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the expected use of proceeds, the expected conversion rate, the proposed shareholder meeting and other statements identified by words such as “will,” “expect,” “may,” “believe,” “propose,” “anticipated,” and similar words.

Forward-looking statements, which are statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of JAXB to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. JAXB does not undertake to update any forward-looking statements.

All written or oral forward-looking statements attributable to JAXB are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in JAXB’s annual report on Form 10-K for the year ended December 31, 2011, and otherwise in its subsequent SEC reports and filings.

CONTACT: Jacksonville Bancorp, Inc., Valerie A. Kendall, Chief Financial Officer, +1-904-421-3051.